Exhibit 99.1

The following unaudited pro forma condensed combined statements of operations for the fiscal year ended September 30, 2016 and the three months ended December 31, 2016 are based on Ominto, Inc. and its wholly-owned subsidiaries (“Ominto”) and Lani Pixels A/S’s historical consolidated statement of operations for their respective fiscal year and calendar year and are adjusted to give effect to the acquisition of a 40.02% interest in Lani Pixels as if it had occurred on October 1, 2015.

The pro forma condensed combined statements of operations are presented based on Ominto’s fiscal year (September 30, 2016) and its most recent fiscal quarter (December 31, 2016). Lani Pixels prepares its financial statements on a calendar year basis while Ominto prepares its financial statements based on a fiscal year ended September 30. Since Lani Pixel’s calendar year end differs from Ominto’s fiscal year end by less than 93 days, Ominto has combined its statement of operations and Lani Pixels’s statement of operations using their respective fiscal and calendar year amounts. The pro forma condensed combined statements of operations do not necessarily reflect the combined results of operations that would have occurred if the acquisition had occurred on October 1, 2015. The pro forma condensed combined statements of operations also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Ominto, Inc. and subsidiaries

Pro Forma Condensed Combined Statement of Operations

For the fiscal year ended September 30, 2016

		(Unaudited) Lani Pixels			Pro
	Ominto	Calendar	Pro Forma		Forma
	Fiscal Year	Year	Adjustments	Notes	Combined
Revenues	$17,696,462	$647,649	$-		$18,344,111

Cost of revenues	10,824,832	388,129	-		11,212,961

Gross income	6,871,630	259,520	-		7,131,150

Selling, general and administrative expenses	17,454,406	603,353	-		18,057,759

Loss from operations	(10,582,776)	(343,833)	-		(10,926,609)

Other (income) expense	(250,829)	124,790	-		(126,039)

Income tax	-	-	-		-

Income from discontinued operations, net of tax	30,581	-	-		30,581

Net loss including noncontrolling interest	(10,301,366)	(468,623)	-		(10,769,989)

Net loss attributable to noncontrolling interest	-	281,080	-		281,080

Net loss attributable to Ominto	$(10,301,366)	$(187,543)	$-		$(10,488,909)

Basic and diluted loss per share	$(0.85)				$(0.72)

Weighted average shares outstanding	12,053,382				14,481,953

See accompanying notes to the Unaudited Pro Forma Condensed Combined Statements of Operations

Ominto, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations

Three months ended December 31, 2016

			Pro		Pro
		Lani Pixels	Forma		Forma
	Ominto, Inc.	A/S	Adjustments	Notes	Combined
Revenues	$5,872,472	$203,179	$(11,110)	(b)	$6,064,541

Cost of revenues	3,958,701	96,844	40	(b)	4,055,585

Gross income	1,913,771	106,335	(11,150)	(b)	2,008,956

Selling, general and administrative expenses	4,296,497	222,036	(280,940)	(a),(b)	4,237,593

Loss from operations	(2,382,726)	(115,701)	269,790	(b)	(2,228,637)

Other (income) expense	43,371	67,024	(44,946)	(b)	65,449

Income tax	-	-	-		-

Income from discontinued operations, net of tax	26,055	-	-		26,055

Net loss including noncontrolling interest	(2,400,042)	(182,725)	314,736	(b)	(2,268,031)

Net loss attributable to noncontrolling interest	115,225	109,598	(115,225)		$109,598

Net loss attributable to Ominto	$(2,284,817)	$(73,127)	$199,511	(b)	$(2,158,433)

Basic and diluted loss per share	$(0.16)				$(0.13)

Weighted average shares outstanding	14,528,550				16,481,966

See accompanying notes to the Unaudited Pro Forma Condensed Combined Statements of Operations

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Ominto, Inc. and Subsidiaries

Notes to Pro Forma Condensed Statement of Operations

Note 1 – Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying interim and annual unaudited pro forma condensed combined statements of operations are unaudited. These unaudited pro forma condensed combined statements of operations reflect all adjustments (which are of a normal recurring nature) that, in the opinion of management, are necessary to fairly present the Company’s results of operations for the periods presented. The results of operations for these periods are not necessarily indicative of the operating results for future periods, including the fiscal year ending September 30, 2017.

These unaudited pro forma condensed combined statements of operations and notes are presented in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) relating to proforma financial statements and in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with US GAAP have been condensed or omitted in these unaudited pro forma condensed combined statements of operations pursuant to SEC rules and regulations, although we believe that the disclosures made herein are adequate to make the information not misleading. These condensed unaudited pro forma condensed combined statements of operations should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and our Quarterly Report on Form 10-Q for the three months ended December 31, 2016.

The unaudited pro forma condensed combined statements of operations include the accounts of Ominto, Inc., its wholly-owned subsidiaries and Lani Pixels, a subsidiary that is consolidated under the Variable Interest Entity (“VIE”) model. All significant intercompany transactions have been eliminated in consolidation.

The Company consolidates less-than-wholly owned entities if the Company has a controlling financial interest in that entity. To determine if we hold a controlling financial interest in an entity, we first evaluate if we are required to apply the VIE model to the entity. Otherwise the entity will be evaluated under the voting interest model. Where we hold current or potential rights that give us the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance combined with a variable interest that gives us the right to receive potentially significant losses, we have a controlling financial interest in that VIE. Rights held by others to remove the party with power over the VIE are not considered unless one party can exercise those rights unilaterally. When changes occur to the design of an entity, we reconsider whether it is subject to the VIE model. We will continuously evaluate whether we have a controlling financial interest in a VIE.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2016 and for the three months ended December 31, 2016 are based on Ominto’s and Lani Pixels’ historical consolidated statements of operations for their respective fiscal year and calendar year and are adjusted to give effect to the acquisition of a 40.02% interest in Lani Pixels as if it had occurred on October 1, 2015.

Use of Estimates and Judgments

The preparation of these unaudited pro forma condensed combined statements of operations, in conformity with US GAAP requires us to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.

For acquisition purposes, the process for estimating the fair values of identifiable intangible assets and certain tangible assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. The fair value estimates are primarily based on Level 3 inputs including future expected cash flow, market rate assumptions and discount rates. Fair value estimates are based on a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company’s results of operations. The finalization of the purchase accounting assessment will result in changes in the valuation of assets acquired and liabilities assumed and may have a material impact on the Company’s consolidated financial statements.

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Business Acquisitions

The Company accounts for business acquisitions under the purchase method of accounting, whereby the purchase price (defined as the total consideration transferred to acquire the business) is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair value. The excess of the purchase price over the estimated fair value of the net identifiable assets is allocated to goodwill. The determination of estimated fair value requires significant estimates and assumptions including, but not limited to, expected use of the assets acquired, the expected cost to extinguish a liability, future cash flows to be generated from intellectual property and developing appropriate discount rates and market multiples. A change in the estimated fair value of an asset or liability often has a direct impact on the amount to recognize as goodwill, which is an asset that is not an adjustment made to the allocations of the purchase price, or adjustments made as a result of changes in estimates or assumptions, could impact the amount of assets, including goodwill, and liabilities, ultimately recorded on the Company’s balance sheet and could impact its operating results subsequent to such acquisition.

Film Costs

Lani Pixels capitalizes direct film production costs. Film production costs include costs to develop and produce computer animated motion pictures, which primarily consists of salaries, equipment and overhead. Production overhead, a component of film costs, includes allocable costs of individuals or departments with exclusive or significant responsibility for the production of our films. In the event a film is not set for production within three years from the time of the first capitalized transaction, all such costs will be expensed.

Once a film is released, capitalized film production costs are amortized in the proportion that the revenue during the period for each film bears to the estimated revenue to be received from all sources under the individual-film-forecast-computation method as defined in FASB’s Accounting Standards Codification 926-605-25. The amount of film costs that are amortized each quarter depends on how much future revenue is expected to be received from each film. The Company makes certain estimates and judgments of future gross revenues to be received for each film based on historical results and management’s knowledge of the industry. Estimates of anticipated total gross revenues are reviewed periodically and may be revised if necessary. A change to the estimate of gross revenues for an individual film may result in an increase or decrease to the percentage of amortization of capitalized film costs relative to a previous period. Unamortized film production costs are compared with net realizable value each reporting period on a film-by-film basis to assess whether there are any indicators of impairment. If estimated remaining gross revenues are not sufficient or are indicative of a potential impairment, the unamortized film production costs will be written down to fair value.

Goodwill

The Company evaluates goodwill annually for impairment using either a quantitative or qualitative analysis. We perform a quantitative analysis using a discounted cash flow model and other valuation techniques, but may elect to perform a qualitative analysis. A qualitative analysis may be performed by assessing certain trends and factors, including projected market outlook and growth rates, forecasted and actual sales, operating profit margins, discount rates, industry data and other relevant qualitative factors. These trends and factors are compared to, and based on, the assumptions used in the most recent quantitative assessment. Additionally, goodwill is evaluated for impairment whenever events or circumstances indicate there may be a possible permanent loss of value.

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Revenue Recognition

Film production revenue - Lani Pixels recognizes film revenue from the distribution of its animated feature films and related products when earned and reasonably estimable in accordance with FASB Accounting Standards Codification 926-605-25. The following conditions are met in order to recognize revenue:

●	Persuasive evidence of a sale or licensing arrangement with a customer exists;

●	the film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery;

●	the license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale;

●	the arrangement fee is fixed or determinable; and

●	collection of the arrangement fee is reasonably assured.

If one of more of the preceding conditions are not met, Lani Pixels defers recognizing revenue until all of the conditions are met.

Lani Pixels recognizes revenue from its films net of distribution fees, reserves for returns, and marketing and distribution expenses.

Cost of Revenues

Lani Pixels’ costs of revenues related to our Film production and animation segment are currently minimal. In the future, these costs will primarily include the amortization of capitalized costs, participation and residual costs and write-offs of amounts previously capitalized for titles not expected to be released or released titles not expected to recoup their capitalized costs. The amortization of capitalized costs is based on the amount of revenues earned from all markets.

Noncontrolling Interests

A noncontrolling interest represents the other equity holder’s interest in an entity that the Company consolidates. Noncontrolling interests are classified as a separate component of equity in the Company’s consolidated balance sheets and statements of equity. Net income (loss) and comprehensive income (loss) attributable to noncontrolling interests are reflected separately from the consolidated net income (loss) and comprehensive income (loss) in the consolidated statements of operations and statements of stockholders’ equity. Any change in ownership of a subsidiary while the controlling financial interest is retained is accounted for as an equity transaction between the controlling and noncontrolling interests

Earnings (Loss) per Share

We compute basic earnings (loss) per share by dividing the income (loss) attributable to holders of common stock for the period by the weighted average number of shares of common stock outstanding during the period. The potential impact of all common stock equivalents was excluded from the number of shares outstanding used for purposes of computing net loss per share as the impact of such equivalents was anti-dilutive due to the loss from continuing operations. Potential dilutive securities, which consisted of outstanding stock options and other compensation arrangements not included in dilutive weighted average shares for the three (3) months ended December 31, 2016 and 2015 were approximately 1.1 million and 1.4 million, respectively.

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Note 2 – Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined statements of operations:

Adjustments to the pro forma condensed statements of operations

(a)	represents the reversal of nonrecurring transaction costs incurred during the three months ended December 31, 2016 of $122,694 that are directly related to the acquisition of a 40.02% interest in Lani Pixels A/S. There were no non-recurring transaction costs incurred during the fiscal year ended September 30, 2016.

(b)	represents the reversal of Lani Pixels’ results of operations from the date of acquisition (December 14, 2016 ) to December 31, 2016 to avoid duplication.

Note 3 – Preliminary Purchase Price Allocation

As previously disclosed in the Company’s most recent Quarterly Report on Form 10-Q filed on February 14, 2017, the transaction is being accounted for using the acquisition method of accounting which requires, among other things, the assets acquired and liabilities assumed be recognized at their respective fair values as of the acquisition date. Acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The process for estimating the fair values of identifiable intangible assets and certain tangible assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. The fair value estimates are primarily based on Level 3 inputs including future expected cash flow, market rate assumptions and discount rates. The entire purchase price allocation for Lani Pixels is preliminary. As the Company finalizes the fair value of assets acquired and liabilities assumed, additional purchase price adjustments will be recorded during the measurement period during fiscal year 2017. Fair value estimates are based on a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company’s results of operations. The finalization of the purchase accounting assessment will result in changes in the valuation of assets acquired and liabilities assumed and may have a material impact on the Company’s consolidated financial statements.

The table below presents the Company’s current, preliminary estimates of fair values of the assets acquired and liabilities assumed on the acquisition date. These preliminary estimates will be revised during the measurement period as third-party valuations are finalized, additional information becomes available and as additional analyses are performed. Differences between the preliminary and final fair value amounts could have a material impact on the Company’s results of operations and financial position.

Assets acquired and liabilities assumed:

Cash and cash equivalents	$525,251
Accounts receivable	211,606
Other receivables and prepaid expenses	367,444
Property and equipment	235,143
Identifiable intangible assets	-
Goodwill	26,760,426
Capitalized production costs	4,039,143
Accounts payable	(710,634)
Note payable, other payables and accrued liabilities	(2,037,602)
Long term liabilities	(3,857,834)
Noncontrolling interest upon acquisition of business	(15,314,659)

Purchase price	$10,218,284

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